CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 23, 2021, with respect to the financial statements of Allspring Special International Small Cap Fund (formerly, Wells Fargo Special International Small Cap Fund), one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of October 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
May 31, 2022